Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial statements are based on the separate historical financial statements of Assurant, Inc. (“Assurant” or the “Company”) and TWG Holdings Limited (“TWG”) after giving effect to the acquisition of TWG by Assurant and the exchange of Assurant’s outstanding common shares and other cash consideration for TWG ordinary shares in connection therewith, and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined balance sheet as of December 31, 2017 is presented as if the Merger (as defined herein) had occurred on December 31, 2017. The unaudited pro forma condensed combined income statement for the year ended December 31, 2017 is presented as if the Merger had occurred on January 1, 2017. The historical condensed combined financial information has been adjusted to reflect factually supportable items that are directly attributable to the Merger and, with respect to the pro forma condensed combined income statements only, expected to have a continuing impact on the combined results of operations. However, and as further described below, the resulting pro forma condensed combined financial statements do not include any adjustments related to cost savings, operating synergies, tax benefits or revenue enhancements (or the necessary costs to achieve such benefits) that are expected to result from the Merger.

The preparation of the unaudited pro forma condensed combined financial statements and related adjustments required management to make certain assumptions and estimates. The unaudited pro forma condensed combined financial statements should be read together with:

•	the accompanying notes to the unaudited pro forma condensed combined financial statements;

•	Assurant’s audited consolidated financial statements and accompanying notes as of and for the year ended December 31, 2017, included in Assurant’s Annual Report on Form 10-K for the year ended December 31, 2017; and

•	TWG’s audited consolidated financial statements and accompanying notes as of and for the year ended December 31, 2017, included in Assurant’s Current Report on Form 8-K filed on March 6, 2018, which is incorporated by reference in this prospectus supplement.

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting for business combinations under accounting principles generally accepted in the United States of America (U.S. GAAP). Accordingly, the assets, liabilities and commitments of TWG, the acquiree, are adjusted to their estimated fair values on the assumed acquisition date of December 31, 2017. The estimates of fair value are preliminary and are dependent upon certain valuations that have not progressed to a stage where there is sufficient information to make a definitive valuation. The unaudited pro forma adjustments, including the allocations of the acquisition consideration, have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. The unaudited pro forma adjustments are preliminary based upon available information and certain assumptions described in the accompanying notes to the unaudited pro forma condensed combined financial statements.

A final determination of the acquisition consideration and fair values of TWG’s assets and liabilities will be based on the actual net tangible and intangible assets of TWG that exist as of the date of completion of the transaction. Consequently, amounts preliminarily allocated to the assets and liabilities, including goodwill and intangible assets could change significantly from those allocations used in the unaudited pro forma condensed combined financial statements presented below and could also result in a material change in amortization of acquired intangible assets.

The unaudited pro forma condensed combined financial statements have been prepared by Assurant management in accordance with Article 11 of Regulation S-X promulgated by the SEC. The pro forma adjustments are based on estimates using information available at this time and therefore are preliminary and subject to change. There can be no assurance that such changes will not be material. The pro forma condensed combined financial information are not necessarily indicative of the combined financial position or results of operations that might have been achieved had the transaction been completed as of the dates indicated, nor are they meant to be indicative of any anticipated combined financial position or future results of operations that the combined company will experience after the transaction. The unaudited pro forma condensed combined financial statements also do not reflect any cost savings, operating synergies, tax benefits or revenue enhancements that the combined company may achieve as a result of the Merger, the costs to integrate the operations of Assurant or TWG, or the costs necessary to achieve such cost savings, operating synergies, tax benefits and revenue enhancements.

Article 11 requires that the income tax effects of pro forma adjustments be calculated based on the statutory rate in effect during the periods for which the pro forma income statement is being presented. For purposes of these condensed combined pro forma financial statements, we utilized the 35% statutory tax rates in effect for 2017 for the U.S. operations, and other applicable rates for the TWG international operations. As the U.S. Tax Cuts And Jobs Act was enacted in December 2017, all U.S. based deferred tax assets and liabilities established in connection with purchase accounting and other pro forma adjustments as of December 31, 2017 were determined utilizing the 21% U.S. statutory rates for 2018 and beyond (representing the periods when such deferred taxes will reverse).

Certain financial information of TWG, as presented in its historical consolidated financial statements, has been reclassified to conform to the historical presentation in Assurant’s consolidated financial statements, for purposes of preparing the unaudited pro forma condensed combined financial statements. Refer to Note 3 – TWG reclassification adjustments for an explanation of these reclassifications.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of December 31, 2017

(unaudited)

($ in millions except per share amounts)	Historical Assurant as of December 31, 2017	Historical TWG as of December 31, 2017 (after reclassification)[1]	Acquisition Adjustments	Ref.		Financing Adjustments	Ref.		Pro Forma As Adjusted as of December 31, 2017
Assets
Investments
Fixed maturity securities available for sale, at fair value	$9,662.6	$2,301.9	$-			$-			$11,964.5
Equity securities available for sale, at fair value	368.0	38.0							406.0
Commercial mortgage loans on real estate, at amortized cost	670.2	—							670.2
Short-term investments	284.1	227.3							511.4
Other investments and policy loans	568.6	137.5							706.1
Total investments	11,553.5	2,704.7							14,258.2
Cash and cash equivalents	996.8	377.7	(988.4)	(5	a)	638.8	(7	a)	1,024.9
Premiums and accounts receivable, net	1,237.3	247.4							1,484.7
Reinsurance recoverables	9,790.2	1,789.9							11,580.1
Accrued investment income	105.4	26.8							132.2
Deferred acquisition costs	3,484.5	384.4	(384.4)	(5	b)				3,484.5
Property and equipment, at cost less accumulated depreciation	347.6	61.4	(33.9)	(5	c)				375.1
Tax receivable	126.3	67.8	(49.8)	(5	d)				144.3
Goodwill	917.7	604.6	776.3	(5	e)				2,298.6
Value of business acquired	24.4	30.0	3,737.3	(5	f)				3,791.7
Other intangible assets, net	288.6	167.2	322.5	(5	g)				778.3
Other assets	387.1	107.5							494.6
Assets held in separate accounts	1,837.1	-							1,837.1
Assets of consolidated investment entities	746.5	-							746.5
Total assets	$31,843.0	$6,569.4	$3,379.6			$638.8			$42,430.8

Liabilities
Future policy benefits and expenses	$10,397.4	$-	$-			$-			$10,397.4
Unearned premiums and contract fees	7,038.6	3,825.1	3,355.4	(5	h)				14,219.1
Claims and benefits payable	3,782.2	417.7	7.2	(5	i)				4,207.1
Commissions payable	365.1	-							365.1
Reinsurance balances payable	145.3	212.4							357.7
Funds held under reinsurance	179.8	141.7							321.5
Deferred gains on disposal of businesses	128.1	-							128.1
Accounts payable and other liabilities	2,046.3	458.8	66.1	(5	j)				2,571.2
Debt	1,068.2	590.2				398.2	(7	b)	2,056.6
Liabilities related to separate accounts	1,837.1	-							1,837.1
Liabilities of consolidated investment entities	573.4	-							573.4
Total liabilities	27,561.5	5,645.9	3,428.7			398.2			37,034.3

Commitments and contingencies

Stockholders’ equity
Preferred stock						250.0	(7	c)	250.0
Common stock	1.5	9.5	(9.4)	(5	k)				1.6
Additional paid-in capital	3,197.9	947.3	(35.8)	(5	l)	(9.4)	(7	d)	4,100.0
Retained earnings	5,697.3	110.6	(149.6)	(5	m)				5,658.3
Accumulated other comprehensive income	234.0	(145.7)	145.7	(5	n)				234.0
Treasury stock	(4,860.1)	-							(4,860.1)
Total stockholders’ equity	4,270.6	921.7	(49.1)			240.6			5,383.8
Non-controlling interest	10.9	1.8							12.7
Total equity	4,281.5	923.5	(49.1)			240.6			5,396.5
Total liabilities and stockholders’ equity	$31,843.0	$6,569.4	$3,379.6			$638.8			$42,430.8

_________________

1 – Historical TWG financial statement amounts after conforming reclassification adjustments. Refer to Note 3 – TWG reclassification adjustments.

(5a) to (5n) - refer to Note 5 - Unaudited pro forma condensed combined balance sheet adjustments.

(7a) to (7d) - refer to Note 7 - Financing adjustments for unaudited pro forma condensed combined balance sheet and statements of operations.

See accompanying notes to the unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2017

(unaudited)

($ in millions except number of shares and per share amounts)	Historical Assurant for the Year Ended December 31, 2017	Historical TWG for the Year Ended December 31, 2017 (after reclassification)(1)	Acquisition Adjustments	Ref.		Financing Adjustments	Ref.		Pro Forma As Adjusted for the Year Ended December 31, 2017
Revenues
Net earned premiums	$4,404.1	$1,068.1	$969.5	(6	a)	$-			$6,441.7
Fees and other income	1,383.1	24.7							1,407.8
Net investment income	493.8	100.6	(5.5)	(6	b)				588.9
Net realized gains on investments, including other-than-temporary impairment losses	30.1	7.3							37.4
Amortization of deferred gains and gains on disposal of businesses	103.9								103.9
Total revenues	6,415.0	1,200.7	964.0						8,579.7

Benefits, losses and expenses
Policyholder benefits	1,870.6	532.9	(6.1)	(6	c)				2,397.4
Amortization of deferred acquisition costs, value of business acquired and intangible assets	1,340.0	209.3	960.0	(6	d)				2,509.3
Underwriting, general and administrative expenses	2,710.4	343.3	(22.6)	(6	e)				3,031.1
Interest expense	49.5	22.5				26.6	(7	e)	98.6
Total benefits, losses and expenses	5,970.5	1,108.0	931.3			26.6			8,036.4

Income before provision for income taxes	444.5	92.7	32.7			(26.6)			543.3
(Benefit) provision for income taxes	(75.1)	10.1	16.0	(6	f)	(9.3)	(7	f)	(58.3)
Net income	519.6	$82.6	$16.7			(17.3)			601.6
Less: Preferred stock dividends	$-					$(16.3)	(7	g)	(16.3)
Net income available to common stockholders									$585.3

Earnings Per Share
Basic	$9.45	$8.95
Diluted	$9.39	$8.77

Share Data
Weighted average shares outstanding used in basic per share calculations	54,986,654	65,386,654	(2)
Weighted average shares used in diluted per share calculations	55,311,032	68,563,123

 ________________

(1)	Historical TWG financial statement amounts after conforming reclassification adjustments. Refer to Note 3 – TWG reclassification adjustments.

(2)	Total shares include 10,400,000 shares issued to equityholders of TWG to effect the Merger upon closing. Refer to Note 1.

(6a) to (6f) – refer to Note 6 - Unaudited pro forma condensed combined statements of operations adjustments.

(7e) to (7g) - refer to Note 7 - Financing adjustments for unaudited pro forma condensed combined financial statements.

See accompanying notes to the unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. Basis of Pro Forma Presentation

On January 8, 2018, the Company entered into an Amended and Restated Agreement and Plan of Merger (the “A&R Merger Agreement”), with TWG Holdings Limited, a Bermuda limited company (“TWG Holdings,” and together with its subsidiaries, “TWG”), TWG Re, Ltd., a corporation incorporated in the Cayman Islands (“TWG Re”), Arbor Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of TWG Holdings (“TWG Merger Sub”) and Spartan Merger Sub, Ltd., a Bermuda exempted limited company and a direct wholly owned subsidiary of Assurant (“Merger Sub”). The A&R Merger Agreement amends and restates in its entirety that certain Agreement and Plan of Merger entered into by the Company, TWG, TWG Re and TWG Merger Sub on October 17, 2017 (the “Original Merger Agreement”). Under the terms of the A&R Merger Agreement and subject to the satisfaction or waiver of the conditions therein, in lieu of the transactions contemplated by the Original Merger Agreement, Assurant will acquire TWG through a transaction in which Merger Sub will merge with and into TWG, with TWG continuing as the surviving corporation and as a wholly owned subsidiary of Assurant (the “Merger”). TWG is a global provider of protection plans and related programs and a portfolio company of TPG Capital, a private equity company.

As a result of the proposed acquisition, the equityholders of TWG will receive consideration of 10,400,000 shares of Assurant common stock, which represents approximately 19.8% of Assurant’s currently outstanding shares of common stock, and cash. The cash consideration is subject to a collar mechanism based on the change between Assurant’s 10-day volume weighted average stock price at the time of closing (the “closing price”) and $95.4762, the reference price as set forth in the A&R Merger Agreement. Pursuant to the collar mechanism, the cash consideration may increase or decrease by the value of the difference between the closing price and the reference price if the percentage change is no more than 10% (in either direction). There is no further adjustment to the cash consideration if the percentage change between the two prices is within 10% to 20% (in either direction). In the event that the percentage change is greater than 20% (in either direction), the disadvantaged party may terminate the agreement unless the other party elects to cure by adjusting the consideration to be received by the TWG Holdings equityholders. Assuming an increase or decrease with respect to the reference price of not more than 10%, the total cash consideration would range from approximately $800.0 million to $1.0 billion, depending on Assurant’s stock price at closing.

The Company currently expects to finance the cash consideration and repayment of $590.2 million of TWG's existing debt through a combination of external financing and available cash at the holding company at the time of close. Refer to Note 16 to the Assurant consolidated financial statements included in Assurant’s Annual Report on Form 10-K for the year ended December 31, 2017 for more information related to debt agreements.

The transaction is expected to close in the second quarter of 2018, subject to the receipt of regulatory approvals and other customary closing conditions.

The unaudited pro forma condensed combined balance sheet as of December 31, 2017 is presented as if the Merger with TWG had occurred on December 31, 2017 and the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2017 is presented as if the Merger had occurred on January 1, 2017 (and are based on the historical financial statements of Assurant and TWG after giving effect to the completion of the Merger and the assumptions and adjustments described in the accompanying notes). Such pro forma adjustments are (1) factually supportable, (2) directly attributable to the Merger, and (3) with respect to the unaudited pro forma condensed combined statements of operations expected to have a continuing impact on the results of operations of the combined company.

The transaction will be accounted for under the acquisition method of accounting. In business combination transactions in which the consideration given is not in the form of cash, measurement of the acquisition consideration is based on the fair value of the consideration given or the fair value of the assets (or net assets) acquired, whichever is more clearly evident and, thus, more reliably measurable.

All of the TWG assets acquired and liabilities assumed in this business combination will be recognized at their acquisition-date fair value, while transaction costs and integration costs associated with the business combination are expensed as incurred. The excess of the acquisition consideration over the fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill. TWG existing goodwill, acquisition related intangible assets and deferred taxes will be eliminated and replaced by newly established amounts in connection with this business combination. Changes in deferred tax asset valuation allowances and income tax uncertainties, if any, after the acquisition date will generally affect income tax expense. Subsequent to the completion of the Merger, Assurant and TWG will finalize an integration plan, which may affect how the assets acquired, including intangible assets, will be utilized by the combined company.

Upon consummation of the Merger and the completion of a valuation, the acquisition consideration as well as estimated fair value of the assets and liabilities will be updated, including the estimated fair value and useful lives of the identifiable intangible assets, the acquisition consideration and allocation of the excess purchase price to goodwill.

The unaudited pro forma condensed combined financial information is presented solely for informational purposes and is not necessarily indicative of the combined results of operations or financial position that might have been achieved for the periods or dates indicated, nor is it necessarily indicative of the future results of the combined company.

2. Accounting Policies

As part of preparing the unaudited pro forma condensed combined financial statements, Assurant conducted a review of the accounting policies of TWG to determine if differences in accounting policies require pro forma adjustments to conform to Assurant’s accounting policies.

The pro forma condensed combined financial statements have been adjusted to conform to Assurant’s accounting for certain revenues. Specifically, TWG’s historical accounting for a portion of their revenues is presented net of certain costs paid by the consumer to the selling dealer or retailer acting as TWG’s agent as compared to Assurant’s accounting, which generally recognizes revenues for such contracts based on the actual amount paid by the consumer. Assurant’s accounting is based on the nature of the insurance products distributed to the end consumer, the role of wholly-owned insurance entities insuring the obligations as primary obligor, as well as consideration of the performance obligations and transaction prices specified within each contract. The difference in recording increased revenues and costs, and the related effect on assets and liabilities, does not affect net income. The conforming adjustments are reflected in the Value of business acquired and Unearned premiums and contract fees in the pro forma condensed combined balance sheet and in Net earned premiums and Amortization of deferred acquisition costs, value of business acquired and intangible assets in the pro forma combined statement of operations.

Upon consummation of the Merger, a more comprehensive review of the accounting policies of TWG will be performed, which may identify other differences among the accounting policies of Assurant and TWG that, when conformed, could have a material impact on the unaudited pro forma condensed combined financial statements.

3. TWG Reclassification Adjustments

Financial information of TWG in the “Historical TWG as of December 31, 2017 (after reclassification)” column of the unaudited pro forma condensed combined financial statements represents the historical reported balances of TWG reclassified to conform to the presentation in Assurant’s financial statements. Unless otherwise indicated, defined line items included in the notes to these pro forma financial statements have the meanings given to them in the historical financial statements of TWG.

Reclassification and classification of the unaudited pro forma balance sheet as of December 31, 2017

($ in millions)	Historical TWG as of December 31, 2017 (before reclassification)	Reclassification Amount	Ref.	Historical TWG as of December 31, 2017 (after reclassification)
Assets
Invested assets:
Fixed-maturity securities available-for-sale , at fair value	$2,301.9	$-		$2,301.9
Equity securities available-for-sale, at fair value	38.0	-		38.0
Short-term investments	227.3	-		227.3
Other investments and policy loans	-	137.5	(a)	137.5
Dealer loans (net of allowance of $1.5)	31.5	(31.5)	(a)	-
Equity method investments	88.2	(88.2)	(a)	-
Other invested assets (including assets valued using the fair value option, $14.0)	17.8	(17.8)	(a)	-
Total invested assets	2,704.7			2,704.7
Cash and cash equivalents	377.7	-		377.7
Receivables:
Reinsurance recoverable	-	1,789.9	(b)	1,789.9
Reinsurance balances recoverable	23.3	(23.3)	(b)	-
Ceded service contract benefits and claims recoverable	293.6	(293.6)	(b)	-
Premiums and accounts receivable, net	-	247.4	(c)	247.4
Service contract revenue and insurance premiums receivable (net of allowance of $2.6)	247.4	(247.4)	(c)	-
Total receivables	564.3			2,037.3
Tax receivable	-	67.8	(d)	67.8
Accrued investment income	26.8	-		26.8
Current income taxes receivable	17.2	(17.2)	(d)	-
Deferred income taxes	55.3	(55.3)	(d)	-
Deferred acquisition costs	422.6	(38.2)	(e)	384.4
Prepaid reinsurance premiums	1,473.0	(1,473.0)	(b)	-
Property and equipment, at cost less accumulated depreciation	-	61.4	(f)	61.4
Property and equipment, net	61.4	(61.4)	(f)	-
Goodwill	604.6	-		604.6
Value of business acquired	30.0	-		30.0

Other intangible assets	129.0	38.2	(e)	167.2
Other assets	107.5	-		107.5
Total Assets	6,574.1	(4.7)	(g)	6,569.4

Liabilities and shareholders’ equity
Reserves:
Unearned premiums and contract fees	-	3,825.1	(h)	3,825.1
Unearned service contract revenue	2,469.1	(2,469.1)	(h)	-
Unearned insurance premiums	1,356.0	(1,356.0)	(h)	-
Claims and benefits payable	-	417.7	(i)	417.7
Service contract benefits and claims payable	417.7	(417.7)	(i)	-
Total reserves	4,242.8			4,242.8
Deferred income taxes	4.7	(4.7)	(d)	-
Reinsurance balances payable	-	212.4	(j)	212.4
Ceded service contract revenue and insurance premiums payable	212.4	(212.4)	(j)	-
Funds held under reinsurance	-	141.7	(k)	141.7
Funds held under reinsurance treaties	141.7	(141.7)	(k)	-
Debt	590.2	-		590.2
Accounts payable and other liabilities	-	458.8	(l)	458.8
Accounts payable and accrued expenses	192.1	(192.1)	(l)	-
Other liabilities	266.7	(266.7)	(l)	-
Total liabilities	5,650.6	(4.7)	(g)	5,645.9
Shareholders’ equity:
Common Stock	-	9.5	(m)	9.5
Class A common stock, par value $0.0001 per share; 9,477,627 authorized, issued, and outstanding	-	-		-
Class B common stock, par value $1 per share; 15,000,000 shares issued and outstanding	9.5	(9.5)	(m)	-
Additional paid-in capital	947.3	-		947.3
Retained earnings	110.6	-		110.6
Accumulated other comprehensive income	-	(145.7)	(n)	(145.7)
Accumulated other comprehensive loss, net of tax	(145.7)	145.7	(n)	-
Total shareholders’ equity before minority interest	921.7	-		921.7
Non-controlling interest	-	1.8	(o)	1.8
Minority interest	1.8	(1.8)	(o)	-
Total liabilities and stockholders’ equity	$6,574.1	$(4.7)	(g)	$6,569.4

_____________

(a) To reclassify TWG’s separate presentation of certain invested assets to conform to Assurant’s presentation of Other investments.

(b) To reclassify TWG's Reinsurance balances recoverable, Ceded claims recoverable and Prepaid reinsurance premiums to conform to Assurant’s presentation of Reinsurance recoverable.

(c) To reclassify TWG's Service contract revenue and insurance premiums receivable to conform to Assurant's presentation of Premiums and accounts receivable, net.

(d) To reclassify TWG’s gross Current income tax receivable and Deferred income tax asset and liability to conform to Assurant’s net presentation of Tax receivable.

(e) To reclassify customer related intangibles from TWG's Deferred acquisition costs to conform to Assurant's presentation of Other intangible assets, net.

(f) To reclassify TWG’s Property and equipment, net to conform to Assurant’s presentation of Property and equipment, at cost less accumulated depreciation.

(g) The Total assets, Total liabilities and Total liabilities and stockholders’ equity reflect the reclassification of Deferred income tax (liabilities) of $4.7 million in Current income tax receivable to conform to Assurant's presentation.

(h) To reclassify TWG’s Unearned service contract revenue and Unearned insurance premiums to conform to Assurant’s presentation of Unearned premiums and contract fees.

(i) To reclassify TWG’s Service contract benefits and claims payable to conform to Assurant’s presentation of Claims and benefits payable.

(j) To reclassify TWG’s Ceded service contract revenue and insurance premiums payable to conform to Assurant’s presentation of Reinsurance balances payable.

(k) To reclassify TWG’s Funds held under reinsurance treaties to conform to Assurant’s presentation of Funds held under reinsurance.

(l) To reclassify TWG’s Accounts payable and accrued expenses and Other liabilities to conform to Assurant’s presentation of Other liabilities.

(m) To reclassify TWG’s Class B common stock to conform to Assurant’s presentation of Common Stock.

(n) To reclassify TWG’s Accumulated other comprehensive loss, net of tax to conform to Assurant’s presentation of Accumulated other comprehensive income.

(o) To reclassify TWG’s Minority interest to conform to Assurant’s presentation of Non-controlling interest.

Reclassifications and classification in the unaudited pro forma statement of operations for the year ended December 31, 2017

($ in millions)	Historical TWG for the Year Ended December 31, 2017 (before reclassification)	Reclassification	Ref.	Historical TWG for the Year Ended December 31, 2017 (after reclassification)
Revenues:
Net earned premiums	$-	$1,068.1	(p)	$1,068.1

Fees and other income	-	24.7	(p)	24.7
Insurance premiums	437.9	(437.9)	(p)	-
Service contract revenue	654.9	(654.9)	(p)	-
Net investment income	100.6	-		100.6
Net realized gains on investments, including other-than-temporary impairment losses	-	7.3	(q)	7.3
Net realized available-for-sale investment gains	0.1	(0.1)	(q)	-
Other-than-temporary impairment losses	(0.6)	0.6	(q)	-
Net realized other gains	7.8	(7.8)	(q)	-
Net realized gains on investments	7.3	-		7.3
Total revenue	1,200.7	-		1,200.7
Expenses:
Policyholder benefits	-	532.9	(r)	532.9
Service contract benefits and claims incurred	532.9	(532.9)	(r)	-
Amortization of deferred acquisition costs, value of business acquired and intangible assets	-	209.3	(s)	209.3
Amortization of deferred acquisition costs	151.6	(151.6)	(s)	-
Amortization of value of business acquired	34.3	(34.3)	(s)	-
Amortization of other intangible assets	23.4	(23.4)	(s)	-
Underwriting, general and administrative expenses	-	343.3	(t)	343.3
Profit commissions	63.8	(63.8)	(t)	-
Interest expense	22.5	-		22.5
Salaries and employee benefits	147.5	(147.5)	(t)	-
Other operating expenses	132.0	(132.0)	(t)	-
Total expenses	1,108	-		1,108
Income before income tax expense and minority interest	92.7	-		92.7
Income tax expense	10.1	-		10.1
Minority interest	-	-		-
Net income	$82.6	$-		$82.6

_________________
(p) To reclassify TWG's Insurance premiums of $437.9 million and warranty fees included in Service contract revenue of $630.2 million to conform to Assurant’s presentation of Net earned premiums. Conforming adjustment to reclassify remaining $24.7 million of TWG's Service contract revenue to Assurant’s presentation of Fees and other income.

(q) To reclassify TWG's Net realized available-for-sale investment gains, Other-than-temporary impairment losses on investments recognized in income and Net realized other gains on investments to conform to Assurant’s presentation of Net realized gains on investments, including other-than-temporary impairment losses.

(r) To reclassify TWG's Service contract benefits and claims incurred to conform to Assurant’s presentation of Policyholder benefits.

(s) To reclassify TWG's Amortization of deferred acquisition costs, Amortization of value of business acquired and Amortization of other intangible assets to conform to Assurant’s presentation of Amortization of deferred acquisition costs, value of business acquired and intangible assets.

(t) To reclassify TWG's Profit commissions, Other operating expenses and Salaries and employee benefits to conform to Assurant’s presentation of Underwriting, general and administrative expenses.

4. Preliminary Acquisition Consideration and Allocation to Assets and Liabilities

The calculation of the acquisition consideration and allocation to assets acquired and liabilities assumed is preliminary because the Merger has not yet been completed. The preliminary allocation to assets and liabilities is based on estimates, assumptions, valuations and other studies which have not progressed to a stage where there is sufficient information to make a definitive calculation. Accordingly, the acquisition consideration allocation reflected in the unaudited pro forma adjustments will remain preliminary until Assurant management determines the final acquisition consideration and the fair values of assets acquired and liabilities assumed. The final determination of the acquisition consideration and related allocation is anticipated to be completed as soon as practicable after the completion of the Merger and will be based on the value of the Assurant stock price at the closing of the transaction subject to adjustments described in Note 1.

The following charts below set forth the impact of 10% and 20% movements in Assurant’s closing stock price on the Merger consideration and goodwill.

Estimated consideration of approximately $2.49 billion is based on Assurant’s 10-day average stock price as of March 2, 2018. The preliminary acquisition consideration is calculated as follows:

Calculation of acquisition consideration

($ in millions except number of shares and per share amounts)
Share issuance to TPG	10,400,000
10-day average stock price	$87.6550
Share issuance consideration	$911.6
Cash consideration after adjustments for changes in share issuance consideration(1)	988.4
Debt refinancing	590.2
Total acquisition consideration	$2,490.2

(1) - Represents the original $907.0 million cash consideration based on the $95.4762 per share reference price in the A&R Merger Agreement plus a $81.4 million adjustment based on the decrease in stock price (calculated as $95.4762 less $87.6550 multiplied by the 10.4 million shares). Such amount is subject to change based on the final 10-day average stock price determined as of the completion of the Merger.

The actual cash consideration payment will vary until the consummation of the Merger and the final valuation of the share issuance consideration could differ significantly from the current estimate. The effect of using stock price sensitivity of 10% from the $95.4762 per share reference price would have the following impact on the cash consideration and the share issuance consideration. While the stock price changes within the 10% band impact the components of the purchase consideration, it will not have any impact on the total consideration and resulting goodwill.

($ in millions except number of shares and per share amounts)

Share issuance to TPG	10,400,000	10,400,000
Change of 10% from the reference price (+10% and -10%, respectively)	$105.0238	$85.9286
Share issuance consideration	$1,092.2	$893.7
Cash consideration after adjustments for changes in share issuance consideration	807.8	1,006.3
Debt refinancing	590.2	590.2
Total acquisition consideration	$2,490.2	$2,490.2

Goodwill	$1,380.9	$1,380.9

The effect of using stock price sensitivity of 20% from the $95.4762 per share reference price would have the following impact on the purchase consideration, including the cash consideration and the share issuance consideration, as well as goodwill.

($ in millions except number of shares and per share amounts)
Share issuance to TPG	10,400,000	10,400,000
Change of 20% from the reference price (+20% and -20%, respectively)	$114.5714	$76.3810
Share issuance consideration	$1,191.5	$794.4
Cash consideration after adjustments for changes in share issuance consideration (no impact for changes in share value above 10%)	807.8	1,006.3
Debt refinancing	590.2	590.2
Total acquisition consideration	$2,589.5	$2,390.9

Goodwill	$1,480.2	$1,281.6

Under the acquisition method of accounting, the total acquisition consideration is allocated to the acquired tangible and identifiable intangible assets and assumed liabilities of TWG based on their estimated fair values as of the closing of the Merger. The excess of the acquisition consideration over the fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill.

The total preliminary acquisition consideration is allocated to TWG’s tangible and identifiable intangible assets and liabilities as of December 31, 2017 based on their preliminary fair values as follows:

Preliminary estimate of assets acquired and liabilities assumed	Amount ($ in millions)
Fixed maturity securities available for sale	$2,301.9
Equity securities available for sale	38.0
Short-term investments	227.3
Other investments and policy loans	137.5
Cash and cash equivalents	377.7
Premiums and accounts receivable, net	247.4
Reinsurance recoverable	1,789.9
Accrued investment income	26.8
Property and equipment	27.5
Tax receivable	10.6
Value of business acquired (VOBA)	3,767.3
Other intangible assets	489.7
Other assets	107.5
Unearned premiums and contract fees	7,180.5
Claims and benefits payable	424.9
Reinsurance balances payable	212.4
Funds held under reinsurance	141.7
Accounts payable and other liabilities	478.5
Non-controlling interest	1.8
Total identifiable net assets acquired	1,109.3
Goodwill	1,380.9
Estimated purchase price	$2,490.2

VOBA and other intangible assets, excluding goodwill. The preliminary fair values of VOBA and other intangible assets were determined under the acquisition method of accounting and fair value determined based on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. For VOBA and the intangible asset related to TWG's distribution network, the fair value was estimated using the income approach. Intangible assets were identified that met either the separability criterion or the contractual-legal criterion under the acquisition method of accounting.

Other intangible assets, net. The table below reflects the preliminary fair value of the acquired other intangible assets as well as expected amortization of finite lived intangible assets for the five years following the acquisition. The intangible asset related to TWG’s distribution network is amortized using projected operating income pattern representing management’s best estimate of the pattern in which the economic benefits will be consumed.

			Expected pre-tax amortization expense for year following the acquisition
(in millions)	Amount at December 31, 2017	Estimated remaining useful life (years)	Year 1	Year 2	Year 3	Year 4	Year 5
Other intangible assets:
Distribution network	$400.0	15	$8.8	$14.8	$21.2	$26.3	$29.7
Information technology	38.5	7	5.5	5.5	5.5	5.5	5.5
Customer related intangibles	38.2	5	6.5	13.8	7.5	8.2	2.2
Trade name	0.7	2	0.4	0.3	-	-	-
Licenses (indefinite life)	12.3	N/A
Total	$489.7		$21.2	$34.4	$34.2	$40.0	$37.4

Goodwill. Goodwill represents the excess of the preliminary acquisition consideration over the preliminary fair value of the underlying net tangible and intangible assets. Among the factors that contributed to a purchase price in excess of the fair value of the identifiable net tangible and intangible assets are the skill sets, operations and synergies that can be leveraged to enable the combined company to build a stronger enterprise. Goodwill is not amortized, but instead is required to be tested for impairment at least annually and whenever events or circumstances have occurred that may indicate a possible impairment. In the event management determines that the value of goodwill has become impaired, the combined company will incur a charge to earnings for the amount of the impairment during the period in which the determination is made.

The final amounts allocated to assets acquired and liabilities assumed could differ significantly from the amounts presented in the unaudited pro forma condensed combined financial statements.

5. Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments

The following preliminary unaudited pro forma adjustments result from accounting for the Merger, including the determination of fair value of the assets, liabilities, and commitments which Assurant will acquire and assume from TWG. The descriptions below are related to these preliminary adjustments.

Adjustments included in the “Acquisition Adjustments” column in the accompanying unaudited pro forma condensed combined balance sheet as of December 31, 2017 are as follows:

($ in millions)			Increase (decrease) as of December 31, 2017
Assets
	(5a)	Adjustments to Cash and cash equivalents:
		To reflect the cash consideration paid by Assurant to TWG equityholders to effect the Merger funded by available cash resources	$(988.4)

	(5b)	Adjustments to Deferred acquisition costs:
		To eliminate TWG's deferred acquisition costs	(384.4)

	(5c)	Adjustments to Property and equipment, at cost less accumulated depreciation:
		To eliminate TWG's historical software assets in property and equipment as such assets were included within intangible assets subject to fair value determination	(33.9)

	(5d)	Adjustments to tax receivables:
		To eliminate TWG's historical net deferred tax liability, as such deferred taxes are subject to recalculation following	134.9

		application of all purchase accounting adjustments
		To record net deferred tax liabilities associated with the acquisition	(184.7)
			(49.8)
	(5e)	Adjustments to goodwill:
		To eliminate TWG's historical goodwill	(604.6)
		To record goodwill based on the preliminary acquisition consideration paid in excess of the estimated fair value of the net assets acquired	1,380.9
			776.3
	(5f)	Adjustments to Value of business acquired:
		To eliminate TWG's historical value of business acquired	(30.0)
		To reflect fair value of unearned premium and contract fees (fair value of value of business acquired)	411.9
		To reflect adjustments related to revenue accounting policy alignment (refer to Note 2)	3,355.4
			3,737.3
	(5g)	Adjustments to other intangible assets:
		To eliminate TWG's historical intangible assets	(167.2)
		To record fair value of other intangible assets	489.7
			322.5
		Total adjustments to assets	$3,379.6
Liabilities
	(5h)	Adjustments to Unearned premiums and contract fees:
		To reflect adjustments made due to revenue accounting policy alignment (refer to Note 2)	$3,355.4

	(5i)	Adjustments to Claims and benefits payable:
		To reflect fair value of claims and benefits payable	7.2

	(5j)	Adjustments to accounts payable and other liabilities:
		To reflect estimated transaction costs and bridge facility fees to be paid by Assurant	46.4
		To reflect estimated transaction costs to be paid by TWG	19.7
			66.1
		Total adjustments to liabilities	$3,428.7
Stockholders’ equity
	(5k)	Adjustments to common shares:
		To reflect elimination of the par value of TWG's common shares outstanding	$(9.5)
		To record par value of new shares issued as part of the consideration to effect the Merger	0.1
			(9.4)
	(5l)	Adjustments to Additional paid-in capital:
		To eliminate TWG's historical additional paid-in-capital	(947.3)
		To record additional paid-in-capital of common stock shares issued as part of the consideration to effect the Merger	911.5
			(35.8)

	(5m)	Adjustments to retained earnings:
		To eliminate TWG's historical retained earnings	(110.6)
		To reflect estimated transaction costs to be paid by Assurant	(39.0)
			(149.6)
	(5n)	Adjustments to Accumulated other comprehensive income:
		To eliminate TWG's accumulated other comprehensive income	145.7

Total adjustments to stockholders’ equity	$(49.1)
Total adjustments to liabilities and stockholders’ equity	$3,379.6

Assurant's total costs and expenses relating to the Merger are estimated to be $58.1 million, pre-tax, of which $11.7 million, pre-tax, was incurred through December 31, 2017. Our estimate includes costs and expenses related to the bridge loan financing as well as various professional fees and other costs associated with the Merger such as advisory, legal, accounting, tax and printing fees. The $58.1 million total costs and expenses do not include debt issuance costs of $11.6 million, which are netted against the new senior debt and subordinated debt balance, and the mandatory convertible preferred stock issuance costs of $9.4 million reflected in accumulated paid-in capital. The estimate involves a degree of judgment which Assurant management believes to be reasonable as of the date of this proxy statement/prospectus. There can be no assurance that these estimates will not change, even materially, as the transaction progresses to the closing date of the Merger. These transaction related costs are one-time in nature and are not expected to have a continuing impact on Assurant’s ongoing results of operations. Thus, they are not reflected in the pro forma unaudited combined statement of operations.

6. Unaudited Pro Forma Condensed Combined Statement of Operations Adjustments

Adjustments included in the “Acquisition Adjustments” column in the accompanying unaudited pro forma combined statement of operations are as follows:

($ in millions)			Increase (decrease) for the year ended December 31, 2017
Revenues
	(6a)	To reflect adjustments made due to revenue accounting policy alignment (refer to Note 2)	$969.5
	(6b)	To adjust net investment income for the amortization of the fair value adjustment to TWG’s Investments	(5.5)
		Total adjustments to revenues	$964.0
Benefits, losses and expenses
	(6c)	To record the amortization of fair value adjustments of claims and benefits payable	$(6.1)
	(6d)	Adjustments to amortization of deferred acquisition costs, value of business acquired and intangible assets:
		To eliminate TWG's historical amortization of deferred acquisition costs	(127.5)
		To eliminate TWG's historical amortization of value of business acquired	(34.3)
		To eliminate TWG's historical amortization of other intangible assets	(23.4)
		To record amortization of other intangible assets	21.2
		To record amortization of value of business acquired related to revenue accounting policy alignment (refer to Note 2)	969.5
		To record amortization of additional value of business acquired	154.5
			960.0
	(6e)	Adjustments to Underwriting, general and administrative expenses
		To exclude transaction costs that have been incurred by Assurant and TWG in connection with the Merger through December 31, 2017	(18.3)

	To eliminate TWG historical amortization related to software assets, which is included as a component of amortization of intangible assets on revaluation of such software assets	(4.3)
		(22.6)
	Total adjustments to expenses	$931.3
(6f)	To reflect the income tax impact on the unaudited pro forma adjustments	16.0
	Total adjustments to net income	$16.7

7. Financing Adjustments for Condensed Combined Balance Sheet and Condensed Combined Statement of Operations

In connection with the Merger, Assurant expects to issue mandatory convertible preferred stock of $250 million. Additionally, Assurant expects to issue debt of $1.35 billion of which $1.0 billion will be used to finance a portion of the Merger and the remaining $350 million will be used to repay maturing senior notes (the issuance of the $350 million of debt and repayment of the senior notes is not included in the pro forma financial statements). The mandatory convertible preferred stock is expected to be mandatorily converted to common stock using a rate of exchange based on the market price of Assurant common stock at the three year anniversary of issuance subject to a minimum and maximum exchange ratio. Assurant expects that the most likely outcome will be settlement of the mandatory convertible preferred stock with a fixed amount of common shares under the maximum exchange ratio as the projected stock price is expected to be in excess of the Threshold Appreciation Price (as defined in the prospectus supplement). The adjustments below are related to these financing activities, including the associated issuance costs and estimated interest expenses.

Financing adjustments for condensed combined balance sheet

Adjustments included in the “Financing adjustments” column in the accompanying unaudited pro forma condensed combined balance sheet as of December 31, 2017 are as follows:

($ in millions)			Increase (decrease) as of December 31, 2017
Assets
	(7a)	Adjustment to cash and cash equivalents
		To reflect the cash inflow from the mandatory convertible preferred stock, net of issuance costs	$240.6
		To reflect the cash inflow from issuance of senior debt and subordinated debt, net of issuance costs	988.4
		To reflect the extinguishment of TWG's existing debt	(590.2)
			638.8
		Total adjustments to assets	$638.8
Liabilities
	(7b)	To record issuance of senior debt and subordinated debt , net of issuance costs	$988.4
		To reflect the extinguishment of TWG's existing debt	(590.2)
			398.2
		Total adjustments to liabilities	$398.2
Stockholders’ equity
	(7c)	To reflect mandatory convertible preferred stock issued	250.0
	(7d)	To record the estimated cost related to issuance of mandatory convertible preferred stock to be paid by Assurant	(9.4)
		Total adjustments to stockholders’ equity	240.6
		Total adjustments to liabilities and shareholders’ equity	$638.8

Financing Adjustments for condensed combined statement of operations

Adjustments included in the “Financing adjustments” column in the accompanying unaudited pro forma condensed combined statement of operations are as follows:

($ in millions)			Increase (decrease) for the year ended December 31, 2017
Benefits, losses and expenses:
	(7e)	Adjustments to interest expense:
		To record the estimated interest expense on the new senior debt and subordinated debt	$49.1
		To eliminate TWG's historical interest expense	(22.5)
		Total adjustments to expenses	$26.6
	(7f)	Adjustment to reflect the income tax impact on the related financing pro forma adjustments using the US statutory tax rate of 35%	(9.3)
		Total adjustments to net income	$(17.3)
	(7g)	To establish preferred stock dividends	16.3
		Total adjustment to net income available to common stockholders	$(1.0)

8. Earnings per Share

The preliminary pro forma basic and diluted earnings per share calculations are based on Assurant’s historical weighted average common shares adjusted for the elimination of TWG’s historical shares, the issuance of 10,400,000 shares to the historic TWG shareholders, and the issuance of mandatory convertible preferred stock assuming Merger occurred on January 1, 2017.

Year ended December 31, 2017:

($ in millions except share and per share data)	Historical Assurant	Shares issued to effect the Merger	Common stock converted from mandatory convertible preferred stock	Pro Forma
Numerator:
Net income	$519.6			$601.6
Less: Preferred stock dividends				(16.3)
Net income available to common stockholders				585.3
Denominator:
Weighted-average shares outstanding	54,986,654	10,400,000		65,386,654
Denominator for diluted earnings per share:
Weighted-average shares outstanding and assumed conversions	55,311,032	10,400,000	2,852,091	68,563,123
Basic earnings per share	9.45			8.95
Diluted earnings per share	$9.39			$8.77